                                                                  EXHIBIT (C)(3)
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     Among

                              RHONE-POULENC S.A.

                               RP VEHICLE, INC.

                                      and

                           RHONE-POULENC RORER INC.


                          Dated as of August 19, 1997

================================================================================

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE OFFER

                                                                      Page
SECTION 1.01.  The Offer...............................................  2
SECTION 1.02.  Company Action..........................................  3

                                  ARTICLE II

                                  THE MERGER

SECTION 2.01.  The Merger..............................................  4
SECTION 2.02.  Effective Time; Closing.................................  4
SECTION 2.03.  Effect of the Merger....................................  5
SECTION 2.04.  Articles of Incorporation; By-laws......................  5
SECTION 2.05.  Directors and Officers..................................  5
SECTION 2.06.  Conversion of Securities................................  6
SECTION 2.07.  Options and Warrants....................................  6
SECTION 2.08.  Dissenting Shares.......................................  7
SECTION 2.09.  Surrender of Shares; Stock Transfer Books...............  7
SECTION 2.10.  Withholding Rights......................................  8

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Organization and Qualification; Subsidiaries............  9
SECTION 3.02.  Articles of Incorporation and Bylaws....................  9
SECTION 3.03.  Capitalization.......................................... 10
SECTION 3.04.  Authority Relative to this Agreement.................... 10
SECTION 3.05.  No Conflict; Required Filings and Consents.............. 10
SECTION 3.06.  Compliance.............................................. 11
SECTION 3.07.  SEC Filings; Financial Statements....................... 12
SECTION 3.08.  Offer Documents; Schedule 14D-9; Schedule 13E-3; Proxy
               Statement............................................... 13
SECTION 3.09.  Brokers................................................. 13

                                      ii



                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND MERGER SUBSIDIARY
                                                                       Page
SECTION 4.01.  Corporation Organization................................ 14
SECTION 4.02.  Authority Relative to this Agreement.................... 14
SECTION 4.03.  No Conflict; Required Filings and Consents.............. 14
SECTION 4.04.  Offer Documents; Proxy Statement........................ 15
SECTION 4.05.  Brokers................................................. 15
SECTION 4.06.  Ownership of Merger Subsidiary; No Prior Activities..... 15
SECTION 4.07.  Financing............................................... 16

                                   ARTICLE V

                                   COVENANTS

SECTION 5.01.  Conduct of the Business Pending the Merger.............. 16
SECTION 5.02.  Shareholders' Meeting; Voting of Shares................. 17
SECTION 5.03.  Proxy Statement......................................... 17
SECTION 5.04.  Access to Information; Confidentially................... 17
SECTION 5.05.  Directors' and Officers' Indemnification and Insurance.. 18
SECTION 5.06.  Notification of Certain Matters......................... 19
SECTION 5.07.  Further Action; Reasonable Best Efforts................. 20
SECTION 5.08.  Public Announcements.................................... 20
SECTION 5.09.  Termination of Agreements............................... 20
SECTION 5.10.  Financing............................................... 20

                                  ARTICLE VI

                                   COVENANTS

SECTION 6.01.  Conditions to the Merger................................ 20



                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER
                                                                       Page
SECTION 7.01.  Termination............................................. 21
SECTION 7.02.  Effect of Termination................................... 22
SECTION 7.03.  Amendment............................................... 23
SECTION 7.04.  Waiver.................................................. 23

                                 ARTICLE VIII

                              GENERAL PROVISIONS

SECTION 8.01.  Non-Survival of Representations, Warranties and
               Agreement............................................... 23
SECTION 8.02.  Notices................................................. 23
SECTION 8.03.  Certain Definitions..................................... 24
SECTION 8.04.  Severability............................................ 25
SECTION 8.05.  Entire Agreement; Assignment............................ 26
SECTION 8.06.  Parties in Interest..................................... 26
SECTION 8.07.  Specific Performance.................................... 26
SECTION 8.08.  Fees and Expenses....................................... 26
SECTION 8.09.  Governing Law........................................... 26
SECTION 8.10.  Headings................................................ 26
SECTION 8.11.  Counterparts............................................ 27
SECTION 8.12.  Consent to Jurisdiction: Appointment of Agent for
               Service of Process...................................... 27

Annex A: Conditions to the Offer

                           Glossary of Defined Terms
                         (Not Part of this Agreement)
                         ----------------------------
Defined Term                                           Location of Definition
------------                                           ----------------------

Acquisition Agreement.................................       Recitals
affiliate.............................................       (S)8.03(a)
Agent.................................................       (S)8.12
Agreement.............................................       Preamble
beneficial owner......................................       (S)8.03(b)
Blue Sky Laws.........................................       (S)3.05(b)
Board.................................................       Recitals
business day..........................................       (S)8.03(c)
Certificates..........................................       (S)2.09(b)
Code..................................................       (S)2.10
Company...............................................       Preamble
Company Preferred Stock...............................       (S)3.03
control...............................................       (S)8.03(d)
Dissenting Shares.....................................       (S)2.08(a)
Effective Time........................................       (S)2.02
Exchange Act..........................................       (S)1.02(b)
Exercise Amount.......................................       (S)2.07(a)
Goldman, Sachs........................................       Recitals
Governmental Entity...................................       (S)3.05(b)
Indemnified Parties...................................       (S)5.05(b)
Law...................................................       (S)3.05(a)
Material Adverse Effect...............................       (S)3.01
Merger ...............................................       Recitals
Merger Consideration..................................       (S)2.06(a)
Merger Documents......................................       (S)2.02
Merger Subsidiary.....................................       Preamble
Minimum Condition.....................................       (S)1.01(a)
Money Market Preferred Stock..........................       (S)3.03
Offer.................................................       Recitals
Offer Documents.......................................       (S)1.01(b)
Offer to Purchase.....................................       (S)1.01(b)
Option................................................       (S)2.07(a)
Parent................................................       Preamble
Parent Shares.........................................       Recitals
Paying Agent..........................................       (S)2.09(a)
Pennsylvania Law......................................       Recitals


Defined Term                                           Location of Definition
------------                                           ----------------------

Per Share Amount......................................       Recitals
person................................................       (S)8.03(e)
Proxy Statement.......................................       (S)3.08
Schedule 14D-1........................................       (S)1.01(b)
Schedule 14D-9........................................       (S)1.02(b)
Schedule 13E-3........................................       (S)1.01(b)
SEC...................................................       (S)1.01(b)
SEC Reports...........................................       (S)3.07(a)
Securities Act........................................       (S)3.07(a)
Shareholders' Meeting.................................       (S)5.02
Shares................................................        Recitals
Special Committee.....................................        Recitals
Special Committee Approval............................        Recitals
Subsidiary............................................        (S)3.01
subsidiary............................................        (S)8.03(f)
Surviving Corporation.................................        (S)2.01
Transactions..........................................        (S)1.01(b)

     AGREEMENT AND PLAN OF MERGER, dated as of August 19, 1997 (this "Agreement"), among RHONE-POULENC S.A., a French societe anonyme (hereinafter
 ---------
"Parent"), RP VEHICLE, INC., a Pennsylvania corporation and a direct wholly
 ------
owned subsidiary of Parent ("Merger Subsidiary"), and RHONE-POULENC RORER INC.,
                             -----------------
a Pennsylvania corporation (the "Company").
                                 -------

     WHEREAS, Parent beneficially owns approximately 68.1% (the "Parent Shares")
                                                                 -------------
of the Common Shares (without par value) stated value $1 per share of the Company ("Shares");
          ------

     WHEREAS, Parent and the Company have entered into an Acquisition Agreement, dated as of March 12, 1990 (the "Acquisition Agreement"), pursuant to which
                                 ---------------------
Parent acquired a substantial portion of the Parent Shares and pursuant to which Parent agreed to certain restrictions on subsequent acquisitions of Shares;

     WHEREAS, Parent has proposed that it acquire all of the issued and outstanding Shares not owned by Parent;

     WHEREAS, the Board of Directors of the Company (the "Board") and a special
                                                          -----
committee comprised of the Independent Directors (as defined in the Acquisition Agreement) of the Board (the "Special Committee") have determined that it is in
                              -----------------
the best interests of the Company to approve Parent's proposed acquisition and have voted (i) to recommend that the shareholders of the Company accept the Offer (as defined below) and tender their Shares pursuant to the Offer and (ii) to approve the merger (the "Merger") of Merger Subsidiary with and into the
                            ------
Company, with the Company being the surviving corporation, in accordance with the Pennsylvania Business Corporation Law of 1988 ("Pennsylvania Law") following
                                                    ----------------
consummation of the Offer;

     WHEREAS, it is proposed that Parent will make a cash tender offer (the

"Offer") in compliance with (i) Section 14(d)(1) of the Exchange Act (as defined
------
below) and the rules and regulations promulgated thereunder and (ii) the terms of Section 7.6 of the Acquisition Agreement, to acquire all the issued and outstanding Shares for $97.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per
                                                                        ---
Share Amount") net to the seller in cash, upon the terms and subject to the
------------
conditions of this Agreement; and that the Offer will be followed by the Merger, pursuant to which each issued and outstanding Share not owned by Parent will be converted into the right to receive the Per Share Amount, upon the terms and subject to the conditions provided herein; and

     WHEREAS, the Special Committee has received the opinion of Goldman, Sachs & Co. ("Goldman, Sachs") that the consideration to be received by the holders of
      --------------
Shares (other than Parent and its subsidiaries) pursuant to the Offer and the Merger is fair to such holders;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Subsidiary and the Company hereby agree as follows:


                                   ARTICLE I

                                   THE OFFER
                                   ---------

     SECTION 1.01.  The Offer.  (a)  Provided that this Agreement shall not have
                    ---------
been terminated in accordance with Section 7.01, Parent shall commence within the meaning of Rule 14d-2 under the Exchange Act (as hereinafter defined) the Offer as promptly as practicable after the date hereof, but in no event later than five business days after the initial public announcement of Parent's intention to commence the Offer. Parent shall not accept for payment any Shares tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, when taken together with the Parent Shares, constitutes at least 90% of the then issued and outstanding Shares (the "Minimum Condition"). Parent shall, on the
                                    -----------------
terms and subject to the conditions of the Offer (including the Minimum Condition), accept for payment and pay for Shares tendered as soon as practicable after the date which is the later of (x) October 1, 1997 and (y) the date on which it legally may do so. The obligation of Parent to accept for payment and pay for Shares tendered pursuant to the Offer shall be further subject to the satisfaction of the conditions set forth in Annex A hereto. Parent expressly reserves the right to increase the Per Share Amount. Without the prior written consent of the Special Committee, Parent will not (i) decrease the Per Share Amount, (ii) change the number of Shares to be purchased in the Offer, (iii) change the form of the consideration payable in the Offer, (iv) amend or add to the conditions to the Offer set forth in Annex A hereto; or (v) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares. Under no circumstances shall Parent waive the Minimum Condition. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Parent shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, Parent shall file with the Securities and Exchange Commission (the "SEC")
                                                                           ---
(i) a Tender Offer Statement on Schedule 14D-1, including the exhibits thereto (together with all amendments and supplements thereto, the "Schedule 14D-1"),
                                                            --------------
including the exhibits thereto with respect to the Offer and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3, including the exhibits thereto (together with all amendments and supplements thereto, the

"Schedule 13E-3") with respect to the Offer and the other transactions
 --------------
contemplated hereby (the "Transactions"). The Schedule 14D-1 and the Schedule
                          ------------
13E-3 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any
 -----------------
related summary advertisement (the Schedule 14D-1, the Schedule 13E-3, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer
                                                                  -----
Documents"). Parent, Merger Subsidiary and the Company agree to correct promptly
---------
any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Schedule 14D-1 and the Schedule 13E-3 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law (as defined hereinafter). The Company, the Special Committee and their respective counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Merger Subsidiary shall provide the Company, the Special Committee and their respective counsel with a copy of any written comments or telephonic notification of any oral comments Parent or Merger Subsidiary may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Parent and its counsel shall provide the Company and the Special Committee and their respective counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Transactions or this Agreement.

     SECTION 1.02.  Company Action.  (a)  The Company hereby approves of and
                    --------------
consents to the Offer and represents that (i) the Special Committee and the Board at meetings duly called and held on August 19, 1997, have each, by unanimous vote of all directors present and voting, (A) determined that this Agreement and the Transactions, including each of the Offer and the Merger, are fair to and in the best interests of the Company, (B) approved this Agreement and the Transactions and (C) resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Transactions; provided that such
                                                       --------
recommendation may be withdrawn, modified or amended to the extent the Board or the Special Committee deems it necessary to do so in the exercise of its fiduciary duties, as advised by independent counsel, and (ii) Goldman, Sachs has delivered to the Special Committee a written opinion that the consideration to be received by the holders of Shares (other than Parent and its subsidiaries) pursuant to the Offer and the Merger is fair to the holders of Shares. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Special Committee and the Board described in the immediately preceding sentence.

     (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on

Schedule 14D-9, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule 14D-9"), containing the recommendations of
                          --------------
the Special Committee and the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and
                                                            ------------
any other applicable federal securities laws. The Company, Parent and Merger Subsidiary agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company shall provide Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof. The Company and its counsel shall provide Parent and its counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Transactions or this Agreement.

     (c) In connection with the Transactions, the Company (i) shall promptly furnish Parent with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares and (ii) shall furnish Parent with such additional information, including, without limitation, updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance as Parent, Merger Subsidiary or their agents may reasonably request in connection with the Offer and the Merger.


                                   ARTICLE II

                                   THE MERGER
                                   ----------

     SECTION 2.01.  The Merger.  Upon the terms and subject to the conditions
                    ----------
set forth in this Agreement, and in accordance with Pennsylvania Law, at the Effective Time Merger Subsidiary shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").
             ---------------------

     SECTION 2.02.  Effective Time; Closing.  As promptly as practicable after
                    -----------------------
the satisfaction or, if permissible, waiver of the conditions set forth in
Article VI, the parties hereto shall cause the Merger to be consummated by delivering to the Secretary of the

Commonwealth of Pennsylvania the articles of merger and any clearance certificates required by Section 139 of Pennsylvania Law, each in such form or forms as may be required by, and executed and acknowledged in accordance with, the relevant provisions of Pennsylvania Law (such documents being referred to collectively as the "Merger Documents"), and shall make all other filings and
                     ----------------
recordings required by Pennsylvania Law in connection with the Merger. The Merger shall become effective at the time of filing of the appropriate Merger Documents with the Secretary of the Commonwealth of Pennsylvania, or at such later time, which shall be as soon as reasonably practicable, specified as the effective time in the Merger Documents (the "Effective Time"). Prior to such
                                             --------------
filing, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York USA 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

     SECTION 2.03.  Effect of the Merger.  At the Effective Time, the effect of
                    --------------------
the Merger shall be as provided in the applicable provisions of Pennsylvania Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 2.04.  Articles of Incorporation; By-laws.  (a)  The Articles of
                    ----------------------------------
Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation following the Effective Time until thereafter amended as provided by Pennsylvania Law.

     (b) The By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation following the Effective Time until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 2.05.  Directors and Officers.  (a)  The directors of Merger
                    ----------------------
Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

     (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 2.06.  Conversion of Securities.  At the Effective Time, by virtue
                    ------------------------
of the Merger and without any action on the part of Merger Subsidiary, the Company or the holders of any of the following securities:

               (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned directly or indirectly by Parent) shall be cancelled and, subject to Section 2.08, shall be converted automatically into the right to receive from the Company an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without
                                        --------------------
     interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share;

               (b) Each Share issued and outstanding immediately prior to the Effective Time owned directly or indirectly by Parent shall remain issued and outstanding and no payment or distribution shall be made with respect thereto;

               (c) Each share of Common Stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto; and

               (d) Each outstanding share of Money Market Preferred Stock (as hereinafter defined) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and no payment or distribution shall be made with respect thereto.

          SECTION 2.07.  Options and Warrants.  (a)  Immediately prior to the
                         --------------------
Effective Time, each outstanding option to purchase Shares (in each case, an

"Option"), whether or not then exercisable, shall be canceled and each holder
 -------
of a canceled Option shall be entitled to receive an indemnity payment (the "Exercise Amount") in cash from the Company, in consideration for the
 ---------------
cancellation of each such Option, at the same time as the Merger Consideration is received by the holders of Shares, equal to the product of (i) the number of Shares to be issued upon the exercise of such Option and (ii) the excess, if any, of the amount paid per Share pursuant to the Offer over the exercise price per Share previously subject to such Option;

          (b) Parent and the Company hereby agree that Parent, on the one hand, and the Compensation Committee of the Company, on the other hand, will define, prior to the Effective Time, alternatives to the treatment of Options set forth in Section 2.07(a), which alternatives may include (i) deferral of the payment of the amount payable pursuant to Section 2.07(a) and (ii) conversion into options to purchase securities of Parent.

          SECTION 2.08.  Dissenting Shares.  (a)  Notwithstanding any provision
                         -----------------
of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have filed with the Company, prior to the vote on the Merger by the Company's shareholders, a written notice of intention to demand that such shareholder be paid the fair value for his Shares if the proposed action is effected and thereafter demanded properly in writing payment of fair value for such Shares in accordance with, and otherwise complied in all respects with, Sections 1930 and 1571 through 1580 of Pennsylvania Law (collectively, the "Dissenting Shares")
                                                          -----------------
shall be canceled but not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled instead to receive payment of the court determined fair value of such Shares (which may be more than, equal to, or less than the Merger Consideration) in accordance with the provisions of such Sections 1930 and 1571 through 1580, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to fair value for such Shares under such Sections 1930 and 1571 through 1580 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for payment of fair value received by the Company, withdrawals of such demands, and any other instruments served pursuant to Pennsylvania Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair value under Pennsylvania Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands.

          SECTION 2.09.  Surrender of Shares; Stock Transfer Books.  (a)  Prior
                         -----------------------------------------
to the Effective Time, Parent shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the
            ------------
Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Such funds shall be deposited with the Paying Agent by the Surviving Corporation promptly following the Effective Time and shall be invested by the Paying Agent as directed by the Surviving Corporation.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the
 ------------
Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

          (c) At any time commencing 180 days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Parent, the Company nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, except for Parent, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

          SECTION 2.10.  Withholding Rights.  The Surviving Corporation and the
                         ------------------
Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and/or Options such amounts that the

Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations
                                       ----
promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares and/or Options in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company hereby represents and warrants to Parent and Merger Subsidiary that:

          SECTION 3.01.  Organization and Qualification; Subsidiaries.  Each of
                         --------------------------------------------
the Company and each subsidiary of the Company (a "Subsidiary") is a corporation
                                                   ----------
duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. The term "Material Adverse
                                                          ----------------
Effect" means any change or effect that is or is reasonably likely to be
------
materially adverse to the business, operations, properties, financial condition, assets or liabilities of the Company and the Subsidiaries taken as a whole.

          SECTION 3.02.  Articles of Incorporation and Bylaws.  The Company has
                         ------------------------------------
heretofore furnished to Parent a complete and correct copy of the Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company. Such Articles of Incorporation, Bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its Articles of Incorporation, Bylaws or equivalent organizational documents.

          SECTION 3.03.  Capitalization.  The authorized capital stock of the
                         --------------
Company consists of 600,000,000 Shares and 3,000,000 shares of preferred stock, without par value ("Company Preferred Stock"). As of July 31, 1997, (i)
                    -----------------------
142,687,492 Shares (including 5,169,412 Shares held by the Rhone-Poulenc Rorer Inc. Employee Benefits Trust) are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 10,410
Shares are held in the treasury of the Company, and (iii) 6,723,603 options were outstanding pursuant to the Company's employee stock option plans, each such Option entitling the holder thereof to purchase one Share. As of July 31, 1997, 1,750 shares of Money Market Preferred Stock, without par value (liquidation preference $100,000 per share), of the Company (the "Money Market Preferred
                                                     ----------------------
Stock") are issued and outstanding.  Except as set forth above, there are no
-----
options, warrants or other rights, agreements, arrangements or commitments of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          SECTION 3.04.  Authority Relative to this Agreement.  The Company has
                         ------------------------------------
all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Pennsylvania Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The restrictions on business combinations contained in

Subchapter F of Chapter 25 of Pennsylvania Law have been satisfied with respect to the Transactions.

          SECTION 3.05.  No Conflict; Required Filings and Consents.  (a)  The
                         ------------------------------------------
execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, or any other requirement or rule of law (a "Law"), applicable to the Company or any Subsidiary or by which any property or
 ---
asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the Transactions.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i)
                                             -------------------
for applicable requirements, if any, of the Exchange Act, French securities laws, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover
                                            -------------
laws and the filing of the applicable Merger Documents with the Secretary of the Commonwealth of Pennsylvania and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate have a Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the Transactions.

          SECTION 3.06.  Compliance.  Except as previously disclosed, neither
                         ----------
the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the Transactions.


          SECTION 3.07.  SEC Filings; Financial Statements.  (a)  The Company
                         ---------------------------------
has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1994, and has heretofore delivered to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995, and 1996, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 1997, (iii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1994, and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since December 31, 1994 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i) were prepared in all material
        -----------
respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may
                       --------------
be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q under the Exchange Act) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which are not expected to be material in amounts.

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries at December 31, 1996, including the notes thereto, included in the Company's Annual Report on Form 10-K for the fiscal year then ended, or on the unaudited consolidated balance sheet of the Company and the consolidated Subsidiaries at June 30, 1997, including the notes thereto, included in the Company's

Quarterly Report on Form 10-Q for the period then ended, the Company and the consolidated Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a consolidated balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 1997 and which would not have a Material Adverse Effect.


          SECTION 3.08.  Offer Documents; Schedule 14D-9; Schedule 13E-3; Proxy
                         ------------------------------------------------------
Statement.  Neither the Schedule 14D-9 nor any information supplied by the
---------
Company for inclusion in the Offer Documents or the Schedule 13E-3 shall, at the respective times the Schedule 14D-9, the Offer Documents, the Schedule 13E-3 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting (as hereinafter defined) nor the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy
                                 ---------------
Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation and warranty with respect to information supplied by Parent, Merger Subsidiary or any of their representatives which is contained in any of the foregoing documents or the Offer Documents. The
Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 3.09.  Brokers.  No broker, finder or investment banker (other
                         -------
than Goldman, Sachs) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Goldman, Sachs pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                        OF PARENT AND MERGER SUBSIDIARY
                        -------------------------------
          Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 4.01.  Corporate Organization.  Parent is a societe anonyme
                         ----------------------
duly organized and validly existing under the laws of the Republic of France and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of Pennsylvania.

          SECTION 4.02.  Authority Relative to this Agreement.  Each of Parent
                         ------------------------------------
and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Subsidiary, the performance by Parent and Merger Subsidiary of their respective obligations hereunder and the consummation by Parent and Merger Subsidiary of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Pennsylvania
Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms.

          SECTION 4.03.  No Conflict; Required Filings and Consents.   (a)  The
                         ------------------------------------------
execution and delivery of this Agreement by Parent and Merger Subsidiary do not, and the performance of this Agreement by Parent and Merger Subsidiary will not,
(i) conflict with or violate the statuts (articles of association) and By-laws of Parent or the Articles of Incorporation or By-laws of Merger Subsidiary, (ii) conflict with or violate any Law applicable to Parent or Merger Subsidiary or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent, individually or in the aggregate have a Parent Material Adverse Effect or materially delay the performance by Parent or Merger Subsidiary of any of its obligations under this Agreement or the consummation of any of the Transactions. The term "Parent Material Adverse
                                                    -----------------------
Effect" means any change of effect that is or is reasonably likely to be
------
materially adverse to the business, operations, properties, financial condition, assets or liabilities of Parent and its subsidiaries taken as a whole.

          (b) The execution and delivery of this Agreement by Parent and Merger Subsidiary do not, and the performance of this Agreement by Parent and Merger Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, French securities laws, Blue Sky Laws and state takeover laws, and the filing of the applicable Merger Documents with the Secretary of the Commonwealth of Pennsylvania and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the performance by Parent or Merger Subsidiary of any of its obligations under this Agreement or the consummation of any of the Transactions.

          SECTION 4.04.  Offer Documents; Proxy Statement.  None of the Offer
                         --------------------------------
Documents nor any of the information supplied by Parent or Merger Subsidiary specifically for inclusion in the Schedule 14D-9 shall, at the time the respective documents or the Schedule 14D-9 are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company, at the time of the Shareholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Subsidiary make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 4.05.  Brokers.  No broker, finder or investment banker (other
                         -------
than Morgan Stanley & Co. Incorporated, Union de Banques Suisses Paris and UBS Limited) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

          SECTION 4.06.  Ownership of Merger Subsidiary; No Prior Activities.
                         ---------------------------------------------------
(a) Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) As of the date hereof through the Effective Time, all of the outstanding capital stock of the Merger Subsidiary will be owned directly by Parent. As of the date hereof and through the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Subsidiary is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Subsidiary or obligating Merger Subsidiary to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Subsidiary, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Subsidiary.

          (c) As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Subsidiary has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          SECTION 4.07.  Financing.  Parent has or will have available, prior to
                         ---------
the expiration of the Offer, and will, as necessary, provide to Merger Subsidiary on a timely basis, sufficient funds to enable Parent and Merger Subsidiary to consummate the Offer, the Merger and the other transactions contemplated hereby and to pay all related fees and expenses.


                                   ARTICLE V

                                   COVENANTS
                                   ---------

          SECTION 5.01.  Conduct of the Business Pending the Merger.  The
                         ------------------------------------------
Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.

          SECTION 5.02.  Shareholders' Meeting; Voting of Shares.  In order to
                         ---------------------------------------
consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Articles of Incorporation and Bylaws, (a) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Shareholders' Meeting") and (b) (i) include in the Proxy Statement the
      ---------------------
recommendation of the Board and the Special Committee that the shareholders of the Company approve and adopt this Agreement and the Transactions, subject to their respective fiduciary duties as advised by independent counsel and (ii) use its reasonable best efforts to obtain such approval and adoption. At the Shareholders' Meeting, Parent shall cause all Shares then owned by it and its subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

          SECTION 5.03.  Proxy Statement.  If required by applicable law, as
                         ---------------
soon as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders' Meeting at the earliest practicable time.

          SECTION 5.04.  Access to Information; Confidentiality.  (a)  From the
                         --------------------------------------
date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents, including financing sources, of Parent and Merger Subsidiary complete access during normal business hours and without disrupting the orderly conduct of business by the Company and its Subsidiaries to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Merger Subsidiary with all financial, operating and other data and information as Parent or Merger Subsidiary, through its officers, employees or agents, may reasonably request.

          (b) No investigation pursuant to this Section 5.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          SECTION 5.05.  Directors' and Officers' Indemnification and Insurance.
                         ------------------------------------------------------
(a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VII of the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

          (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified
                                                             -----------
Parties") against all costs and expenses (including attorneys' fees), judgments,
-------
fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, until the expiration of the statute of limitations relating thereto (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under Pennsylvania Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Pennsylvania Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and
(ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 5.05(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except (x) that the persons who served as directors of the Company who were not designees of Parent shall be entitled to retain one additional counsel (plus appropriate local counsel) to represent them at the expense of the Company or the Surviving Corporation, and (y) to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Company or the Surviving Corporation; and provided further that, in the event that any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. All rights under this
Section 5.05(b) shall be deemed to be a contract between the Company and each of the Indemnified Parties.

          (c) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company covering those persons who are currently covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.05(c) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 150% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 150% of current annual premiums.

          (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 5.05 and the indemnification agreements, dated as of July 2, 1997, between the Company and the members of the Special Committee.

          SECTION 5.06.  Notification of Certain Matters.  The Company shall
                         -------------------------------
give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, Parent or Merger Subsidiary, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 5.07.  Further Action; Reasonable Best Efforts.  Upon the
                         ---------------------------------------
terms and subject to the conditions hereof, each of the parties hereto shall (i) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and the Surviving Corporation shall use their reasonable best efforts to take all such action.

          SECTION 5.08.  Public Announcements.  Parent, Merger Subsidiary and
                         --------------------
the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a securities exchange to which Parent or the Company is a party.

          SECTION 5.09.  Termination of Agreements.  The parties hereto hereby
                         -------------------------
agree that the Acquisition Agreement shall be terminated as of the Effective Time. For purposes of clarity, it is understood by the parties hereto that all representations, warranties and agreements between the parties which, by the terms of such agreement, survive either or both the Closing Date (as that term is defined in the Acquisition Agreement) or the termination of such agreement shall all be terminated as of the Effective Time.

          SECTION 5.10.  Financing.  Parent shall ensure that it or Merger
                         ---------
Subsidiary, as the case may be, has sufficient funds to acquire all the outstanding Shares in the Offer and the Merger and pay all related fees and expenses.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER
                            ------------------------

          SECTION 6.01.  Conditions to the Merger.  The respective obligations
                         ------------------------
of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Shareholder Approval.  This Agreement and the Transactions
                   --------------------
     shall have been approved and adopted by the affirmative vote of the shareholders of the Company to the extent required by Pennsylvania Law and the Articles of Incorporation and Bylaws of the Company;

               (b) No Order.  No Governmental Entity shall have enacted, issued,
                   --------
     promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of preventing or prohibiting consummation of the Merger or the effective operation of the business of the Company and the Subsidiaries after the Effective Time;

               (c) Offer.  Parent or its permitted assignee shall have purchased
                   -----
     all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Merger Subsidiary if, in breach of this Agreement or the terms of the Offer, Parent fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

          SECTION 7.01.  Termination.  This Agreement may be terminated and the
                         -----------
Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company:

               (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Merger Subsidiary and the Special Committee on behalf of the Company; or

               (b) by either Parent or the Special Committee on behalf of the Company if (i) the Effective Time shall not have occurred on or before March 31, 1998; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

               (c) by Parent, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Parent shall have (A) failed to commence the Offer within 30 days following the date of this Agreement, or (B) terminated the Offer without having accepted any Shares for payment thereunder or failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Merger Subsidiary to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Merger Subsidiary of any material representation or warranty of either of them contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Special Committee shall have withdrawn or modified in a manner adverse to Parent or Merger Subsidiary its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction or shall have resolved to do any of the foregoing; or

               (d) by the Company, upon approval of the Special Committee, if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent shall have (i) failed to commence the Offer within 30 days following the date of this Agreement, or (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement; or

               (e) by the Company, upon approval of the Special Committee, if any representation or warranty of Parent and Merger Subsidiary in this Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement; or Parent or Merger Subsidiary shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Merger Subsidiary to be performed or complied with by it under this Agreement.

          SECTION 7.02.  Effect of Termination.  In the event of the termination
                         ---------------------
of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Section 8.01 and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

          SECTION 7.03.  Amendment.  This Agreement may be amended by the
                         ---------
parties hereto by action taken by or on behalf of their respective Boards of Directors (and approved by the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger, imposes conditions to the Merger other than set forth in Section 6.01 or would otherwise amend or change the terms and conditions of the Merger in a manner materially adverse to the holders of the Shares (other than Parent and its affiliates) or would adversely affect the rights of the Indemnified Persons under Section 5.05. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 7.04.  Waiver.  At any time prior to the Effective Time except
                         ------
as otherwise provided in this Agreement, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein, other than the Minimum Condition. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and, in the case of any extension or waiver by which the Company is to be bound, only if approved by the Special Committee.


                                  ARTICLE VIII

                               GENERAL PROVISIONS
                               ------------------

          SECTION 8.01.  Non-Survival of Representations, Warranties and
                         -----------------------------------------------
Agreements.  The representations, warranties and agreements in this Agreement
----------
shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that (i) the agreements set forth in Articles II and VIII and
Section 5.05 shall survive the Effective Time indefinitely and (ii) the agreements set forth in Article VIII shall survive the termination of this Agreement indefinitely.

          SECTION 8.02.  Notices.  All notices, requests, claims, demands and
                         -------
other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

          if to Parent or Merger Subsidiary:

               Rhone-Poulenc S.A.
               25, quai Paul Doumer
               92408 Courbevoie
               Cedex, France
               Telecopier No:  (33-1) 47-68-11-33
               Attention:  General Counsel

          with a copy to:

               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Telecopier No:  (212) 848-7179
               Attention:  Creighton O'M. Condon, Esq.

          if to the Company:

               Rhone-Poulenc Rorer Inc.
               500 Arcola Road
               Collegeville, PA  19426
               Telecopier No:  (610) 454-8985
               Attention:  General Counsel

          with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, New York  10022

               Telecopier No:  (212) 735-2000
               Attention:  Margaret L. Wolff,  Esq.

          SECTION 8.03.  Certain Definitions.  For purposes of this Agreement,
                         -------------------
the term:

               (a) "affiliate" of a specified person means a person who directly
                    ---------
     or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

               (b) "beneficial owner" with respect to any Shares means a person
                    ----------------
     who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

               (c) "business day" means any day on which the principal offices
                    ------------
     of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the City of New York;

               (d) "control" (including the terms "controlled by" and "under
                    -------                        -------------       -----
     common control with") means the possession, directly or indirectly or as
     -------------------
     trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

               (e) "person" means an individual, corporation, partnership,
                    ------
     limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

               (f) "subsidiary" or "subsidiaries" of the Company, the Surviving
                    ----------      ------------
     Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          SECTION 8.04.  Severability.  If any term or other provision of this
                         ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 8.05.  Entire Agreement; Assignment.  The Acquisition
                         ----------------------------
Agreement and this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supercede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Subsidiary may assign all or any of their rights and obligations hereunder to any wholly-owned subsidiary Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. To the extent that any terms of the Acquisition Agreement and this Agreement are inconsistent, the terms of this Agreement shall control.

          SECTION 8.06.  Parties in Interest.  This Agreement shall be binding
                         -------------------
upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 8.07.  Specific Performance.  The parties hereto agree that
                         --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 8.08.  Fees and Expenses.  All fees and expenses incurred in
                         -----------------
connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not such transactions are consummated.

          SECTION 8.09.  Governing Law.  Except to the extent that Pennsylvania
                         -------------
Law is mandatorily applicable to the Transactions, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws principle thereof). All actions and proceedings arising out of or relating to this Agreement shall be heard and exclusively determined in any New York state or federal court sitting in the County of New York and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

          SECTION 8.10.  Headings.  The descriptive headings contained in this
                         --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 8.11.  Counterparts.  This Agreement may be executed in one or
                         ------------
more counterparts (including by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 8.12.  Consent to Jurisdiction: Appointment of Agent for
                         -------------------------------------------------
Service of Process.  Parent hereby (a) submits to the jurisdiction of any New
------------------
York State and Federal courts sitting in New York City with respect to such matters arising out of or relating hereto, (b) agrees that all claims with respect to such action or proceeding may be heard and determined in such New York State or Federal court, (c) waives the defense of an inconvenient forum,
(d) consents to service of process upon it by mailing or delivering such service to its agent CT Corporation System, 1633 Broadway, New York, New York 10019 (the "Agent") and authorizes and directs its Agent to accept such service, (e) agrees
 -----
that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (f) to the extent that it or its properties have or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise),waives such immunity in respect of its obligations under this Agreement.

          IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                       RHONE-POULENC S.A.

                       By /s/ Igor Landau
                          ________________________________________________
                         Name:
                         Title:

                       RP VEHICLE, INC.

                       By /s/ Igor Landau
                          ________________________________________________
                         Name:
                         Title:

                       RHONE-POULENC RORER INC.

                       By /s/ Timothy Rothwell
                          ________________________________________________
                         Name:
                         Title:

                                                                         ANNEX A

                            CONDITIONS TO THE OFFER
                            -----------------------

          Notwithstanding any other provision of the Offer, Parent shall not be required to accept for payment or pay, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer to the extent expressly provided in this Agreement and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied or (ii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action or proceeding by any Governmental Entity, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent or any other affiliate of Parent or the consummation of any other Transaction;
     (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company or any of its subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Parent or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Parent pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Agreement and the Merger; (iv) seeking to require divestiture by Parent or any other affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect on the Company;

          (b) there shall have been any order or injunction issued, or any Law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, the Company or any subsidiary or affiliate of Parent or the Company which has resulted, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
     (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any change, condition, event or development that has a Material Adverse Effect;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities of the Company on the NYSE or the Paris Bourse; (ii) any general suspension of, or limitation on prices for, trading in equity securities on the Paris Bourse; (iii) any decline, measured from the date hereof, in the Standard & Poor's 500 Index by an amount in excess of 20%;
     (iv) any change in currency exchange rates, measured from the close of business on the date of this Agreement, resulting in an increase of 15% or more in the Per Share Amount as translated from U.S. dollars into French Francs; (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Republic of France; (vi) any limitation (whether or not mandatory) by any Governmental Entity, on, or other event that, could reasonably be expected to have a material adverse effect on the extension of credit by banks or other lending institutions, which limitation or other event is reasonably likely to materially affect the ability of Parent to pay for the Shares; (vii) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the Republic of France; or (viii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (e) (A) the Special Committee shall have withdrawn or modified in a manner adverse to Parent or Merger Subsidiary the adoption or recommendation of the Offer, the Merger or the Agreement, or (B) the Special Committee shall have resolved to do any of the foregoing;

          (f) any representation or warranty of the Company in this Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect; provided in any such case, such representation and warranty shall continue to be incorrect in any material respect at the time of such termination;

          (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (h) this Agreement shall have been terminated in accordance with its terms; or

          (i) Parent, Merger Subsidiary and the Company (with the approval of the Special Committee) shall have agreed that Parent shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such condition or may be waived by Parent in whole or in part at any time and from time to time in its reasonable discretion. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.